Exhibit 99.2

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Fortress Investment Group, LLC

Moderator: Sarah Watterson

February 28, 2014

10:00 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Newcastle Investment Corporation fourth quarter and full year earnings call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Sarah Watterson from Investor Relations. You may begin.

Sarah Watterson:	Thank you, (Victoria), and good morning everyone. This is Newcastle’s fourth quarter and full year earnings call. With me today from management, I have Wes Edens, Chairman of Newcastle; Ken Riis, the CEO of Newcastle; Jon Brown, CFO of Newcastle; and Andrew White, the Head of Newcastle’s Senior Housing business.

Throughout the call we will reference the earnings supplement that was posted to the Newcastle website this morning. If you have not already done so, I would suggest that you download it now. And briefly before we begin, please let me remind you that statements made today are not historical facts but maybe forward-looking statements.

These statements by their nature are uncertain and may differ materially from actual results. We encourage you to read the forward-looking statements disclaimer in the presentation as well as the risk factors described in Newcastle’s filings made with the SEC.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

I would like to also remind you that nothing on this call constitutes an offer to sell or solicitation of an offer of purchase of any interest in Newcastle. The webcast and audio cast is copyrighted material of Newcastle and may not be copied, duplicated, reproduced, or rebroadcast without our consent.

With that, I’d like to turn the call over to Wes.

Wesley Edens:	Great. Thanks, Sarah. Welcome, everyone. So I will refer to the supplement to put through here and then I will give the overview before I turn it over to Andrew, Ken, and Jon.

On page two, we show the results for the year. And we’ve broken it out. On the left hand side, the third and fourth quarter for Newcastle because the resulted Newcastle, that was it’s only kind of clean part of the year with the spins of the earlier company. So I tried to make it abundantly clear as to the performance and results of Newcastle today.

As you can see, GAAP income $0.09, core earnings $0.08, dividend $0.10. In each of those cases there was a considerable amount of uninvested capital and we also had a bunch of GateHouse debt that was held as debt and not converted into equity which would have changed earnings.

The net impact if that had that all actually been in place is about another $0.04 or so. So there was a bit of a drag for the uninvested stuff, but we obviously took that into account when we set the dividend policy for it. So for the year though this shows the full results.

If you look at page three, 2013 by really every measure was an extraordinary year for the company. First and foremost is the performance of the company in the public markets. On the first day of 2013 stock price was $8.68. Just a few days after that, we announced we were going to spin the company that became New Residential and all the subsequent activity. So $8.68 on day one. One year later, $ 12.28 when you add up all the different components plus dividends total of $13.36. So a 54 percent total return in a market that did not

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

have terrific investment opportunities and we were able to find good things to do, recapitalize the company well and we think we’ve created a ton of value for shareholders. And most importantly today, we think that there is the prospect for doing similar things in the coming year.

So just strictly from a return standpoint, we feel terrific about what we were able to accomplish for all the shareholders. In addition to the companies that were spun out, we have created a very significant senior housing platform that we think is the next significant event for the company. Andrew will walk through it in detail but from a standing start, less than two years ago, we created a top ten senior housing platform.

At the end of 2012 we had invested $81 million in capital for 12 properties. At the end of 2013 that had grown very substantially to $494 million, 84 properties. There has been a lot of activity since the end of the year and the pipeline is incredibly robust. So there are a lot of good things to talk about there.

And lastly the core business, kind of the original DNA of the company as an owner and manager of commercial real estate related debt, Ken has done a terrific job over the last number of years and last year was no exception. We had a significant amount of harvesting. We collapsed a deal. We bought in a bunch of our debt at a discount to par, generating incremental money, $115 million more in proceeds due to the collapse of two of the transactions.

So a lot of activity and very productive on that side as well. Again, more of that to come. Page four, the following page, this is a very, very overly simplified snapshot of what the company is today. You can see that just in terms of capital or value on balance sheet right now, we are just under 50 percent senior housing to CDOs. Actually if you roll these numbers forward through activity today, the $494 increases another $70 million or so. So it gets basically very, very close to a 50/50 proposition. And that is terrific both in the nature of the investments we have made and also the performance of them, but again, I will leave that to Andrew to talk about.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

I think our target as we’ve said over time is to gradually take capital that comes out of the CDO business and redeploy it into the senior housing business unless there are other things that come up that we think are opportunistic. And that’s exactly what we have done. Given the scale of what we have achieved as a company, it is now a very serious topic for us and our Board to consider whether or not this would be the kind of thing that we would spin out and give it it’s own separate identity as we’ve done with other companies thus far.

We haven’t made a conclusive decision about that but I think given the scale of the business I now think it is very viable and we would get the trading and valuation metrics for this on a standalone basis, give people kind of the clarity that they’re looking for into that. But again we have not made a definitive decision about that, but that is something that is clearly under consideration.

On page five, we tried to perform a simplistic sum of the parts valuation to give you some sense of what it could be one versus the other. It’s a little opaque in that we don’t have all of the numbers broken out clearly as we would if we were to actually go ahead with this. But in round terms we think if you look at the senior housing portfolio capitalized such as it is, comparable companies trade at mid single digit yields. So we’ve used what we think are actually fairly generous metrics to try to describe what that would look like.

The CDO business we think is going to generate a mid-teens return. So we’ve looked at those two together. I think that without being specific as to what my own views about this, I think it’s fair to say that we think that there is a material amount of upside in the valuation of the company if we are successful in actually getting this to the right place.

So given the size of it, I feel great about it. I think that if and when we do go ahead with this thing, we will give you lots of clarity about how to think about it. One thing I have talked to Andrew about a lot is when we do look at the senior housing on a standalone basis; right now we’ve got all secured debt against that. The right capital structure for those kind of companies to give them the proper flexibility, to introduce other forms of debt, in particular non-secured, or unsecured debt.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

So there is a lot of work going on behind the scenes as we’re trying to sort this out but we will give you a very sense of that if and when that’s the right time to do so. But this page I think just helps in terms of rounding what the valuation could be if you split the two parts around it.

So with that, let me pause and turn it over to Andrew.

Andrew White:	Thanks Wes. So given that we are discussing our year-end results I thought it might make sense to spend a few minutes reflecting on the evolution of the senior housing portfolio inside Newcastle over the last 18 months.

We now have one of the largest portfolios of independent living and assisted living properties in the U.S. but again we really only started this path 18 months ago. Our first transaction was in July 2012 when we bough an eight property portfolio on the West Coast, and we completed two more transactions shortly thereafter.

Based in part on the success we had with the first few transactions we decided to commit significant resources to the senior housing business. So we opened a Dallas office in the second quarter of last year and we now have a team dedicated exclusively to senior living at Newcastle.

We started to see results from that team almost immediately as we closed $300 million of deals in the third quarter of 2013 and we’ve had a strong pipeline ever since. In the fourth quarter we completed our first triple net lease deal and that one was obviously transformational for the Newcastle senior living business.

Looking forward we have a strong pipeline of $300 million of assets that either already closed in Q1 or closing shortly. So now about 18 months into the life of this business, we have nearly $2 billion of assets that are closed or in contract. That accounts for 97 properties with nearly 12,000 beds. Again we really only had the team in place for less than a year, so we’re excited about what we think we can do going forward.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

If you had the chance to print out the supplement materials we posted you will note we shared some information on the overall market. This continues to be a market with huge supply and demand imbalance. Our target demographic is the fastest growing cohort in the U.S. population, which provides tailwind on the operating side of the business.

This continues to be a market dominated by smaller players which creates an opportunity to build value through consolidation. In the supplemental, we’ve also shared information on our portfolio as of Q4. As I already mentioned we assembled one of the largest senior housing portfolios in the U.S. We’re also happy to report we have one of the best product mixes in the industry. 100% of our beds are independent living or assisted living and we’re 95% private pay.

In the supplemental we’ve shared some information on our performance to date. Our seasoned portfolio which is the assets that we’ve owned for at least a year is generating 20% cash on cash returns versus 19% in the third quarter. Our newer investments are delivering 12% cash on cash returns which is consist with the targets we’ve previously discussed. And we’ve only had about a month and a half of weighted average hold periods for those newer investments.

Looking forward we continue to build our pipeline. As I said we had $300 million of assets that have either already closed in the first quarter or will close in the next handful of weeks. And we continue to have a very strong visible pipeline beyond that.

With that, I will turn the call over to Ken.

Kenneth Riis:	Thanks Andrew. For those of you who can follow along, I’m going to talk about the legacy portfolio starting on page 13 of the supplement. So as it relates to our legacy portfolio we had a very productive fourth quarter and full year.

For the year we generated $240 million of cash. We bought back $153 million of our CDO liabilities that are priced at 88% of par. And at the end of the fourth quarter, used a mezzanine investment held in our CDOs to structure an attractive new $50 million investment for the company.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

And then finally, subsequent to quarter end, we sold 100 percent of our agency ARM portfolio at an average price of about 106% and as a result we paid off $500 million of repo debt and raised $28 million of net proceeds.

Going to page 14, it gives you a nice summary of our legacy portfolio capital structure. As of the fourth quarter, we owned $2.1 billion face of assets financed with $1.4 billion of debt. From this $765 million of direct holdings, we project to recover over $600 million of principal is held to maturity.

Today the majority of these assets are held in our CDOs and the collateral on those CDOs continues to perform well from a price and credit perspective. In the fourth quarter alone those assets increased in price by 2%.

So if you turn to page 15, we highlight CDO VIII and CDO IX which are the last two CDOs that are meaningful for the company. We had 1.1 billion face amount of assets, financed with 450 million of third-party debt.

On this page, the third-party debt is highlighted in blue and Newcastle’s ownership is highlighted in green. These deals continue to generate good cash flow on a quarterly basis and over time will generate meaningful return of capital due to our approximately 60% ownership of the capital structures.

So skipping to page 16, just to summarize in the fourth quarter our legacy portfolio generated $73 million of cash, $16 million of net interest proceeds, and $57 million of return in capital.

I will hand the call back over to Wes to talk about a new investment we’ve made.

Wesley Edens:	Great. We’ve got a couple of pages of disclosure on an investment that we had previously owned as a debt investment that Ken had made in the CDOs that we’ve been working on and were successful at the end of the year converting that into an equity investment.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

The sector is the golf sector which I’m sure many of you will greet with skepticism given that there has not been a lot of great investment performance to come out of this. But I think from our standpoint, the characteristics of the marketplace and the opportunities that are afforded by some of the distress in the sector make it well worth looking at. We made this investment, converted it from debt into equity in a form that we are very comfortable that if we chose to not to pursue as an ongoing investment and simply look to liquidate it that it would be a very good economic return for us and that’s kind of our base case for it right now.

It gives us a very substantial toehold in the industry and there is a lot of interesting things going on. So with that as a backdrop and not any real news other than that, let me give you a few thoughts about the investment and what we see in this sector.

So on page 17, its schematic, my favorite picture is to show what our investment was. We had made an investment originally, on the left hand side of the schematic, where you see the green from the mezzanine, basically did a conventional transaction with the equity. Took them out, converted our debt into both the debt and the equity and still held on a non-consolidated basis but effectively own the equity of it.

Today, we also made an incremental investment to the very senior most debt that I expect we will end up getting refinanced out of sooner rather than later. So the net investment ends up being a little over $50 million of original capital and it has now accreted up a little bit. So we show that value of $58 million.

If you look at the following page, it gives you just a little bit of a snapshot. There are 92 different properties. It’s the old American Golf portfolio. They are in 15 states. They have significant concentrations in particular on the West Coast, in Texas and then the Southeast and the Northeast. So places where there are a lot of golf courses, 67 of them are public courses, 25 private courses. There is a bunch of leased properties that are in the sector.

The performance of these assets over the last number of years has been actually quite consistent. Basically the EBITDA of the assets over the last

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

number of years has been basically flat. And it has actually improved a little bit as we come out the recession. This is not an asset class that we think is going to go through any kind of significant change in terms of positive income from course participation. But when you look at the sector there are roughly 14,000 golf courses in the United States. There has been a fair bit of over building.

Even this portfolio which is not significant as we measure investments, puts us something around the fourth largest owner/operator of golf courses. It gives us a real place at the table and much as it was the case in the ski industry where there was a lot of effort that were made to make the sport more successful, the sport easier, and that was really the advent of snowboarding. It didn’t actually hurt skiing. In fact it actually helped it a great deal in terms of participation.

We think that there are things that could happen that would make the overall dynamics of the business better. Although I’d say the core pieces and while we’re interested in this has less to do with that and growth of the business and more simply because we think there could be opportunities to buy assets at very good prices. So this is more akin I’d say to these New Media investments we’re making where we’re buying newspapers that we think are terrific values.

We are obviously looking at ways to create value on a long-term basis but the real value is made in the purchase of it. We haven’t made any subsequent investments. We have looked at a number of different things and I’m not sure that we will make those subsequent investments. It’s something that we’re closely evaluating, so I’m sure people look at the sector and say what you are doing with this. Why this? It’s just a matter of, once again, trying to be opportunistic.

It’s a big addressable sector that lacks institutional sponsorship at every level. That’s what makes it interesting. So that’s why we included the disclosure about it. So that’s what it is.

With that let me turn I over to Jon to walk through the financial results. Jon?

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Jon Brown:	Hi, everyone. Thank you Wes. I’m going to provide a quick overview of our results. In the fourth quarter we generated GAAP income of $29 million, or $0.09 per diluted share. This included core earnings of $27 million, or $0.08 per diluted share. For the full year we generated GAAP income of $146 million, or $0.51 per diluted share. This included core earnings of $141 million, or $0.50 per diluted share.

On December 18th we declared a common dividend of $0.10 per share, or $35 million. Throughout 2013 we declared common dividend of $0.59 per share, or $163 million. In addition, in May, we spun off New Residential Investment Corp in the form of a stock dividend at a fair value of $6.89 per share.

We would like to note that as a result of transactions we entered into in the fourth quarter of 2013 we now report our segments by business line rather than by financing type. To provide you with more information on our results we have posted our fourth quarter supplemental disclosures on our website. You will notice we included detailed asset performance data for each of our primary business lines in the appendices as well.

We look forward to updating you on our progress in the coming quarters. I will now turn the call over to the Operator for Q&A.

Operator:	As a reminder, if you would like ask a question press star one. Your first question comes from the line of Douglas Harter with Credit Suisse.

Douglas Harter:	Thanks. Can you update us as to where you’re uninvested cash is today so we can get a sense as to when you might have a quarter where you don’t have significant cash drag and sort of earn your potential?

Jon Brown:	The uninvested cash is about $75 million today and we’re now timing the investments from the CDOs and other debt into the senior housing pipeline in a fashion that we think we have a better match on the way we can take money out of the old investments and put them into senior housing. So we are hoping to decrease the drag in the coming year.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Douglas Harter:	Great. And Wes you talked about the potential for spinning out the senior living. Obviously one of the attractive thingsis that as you free up capital from the old CDOs it’s a pretty nice cost of capital to be getting to grow the senior living business. Can you talk about why you might want to split that up and give up that sort of access to capital to grow the senior living business?

Wesley Edens:	The capital we generate from the CDO portfolio in the ordinary course, we think that the delta between selling those and collapsing those deals today and harvesting them in due course in their expected maturity over the next two to three years to be something on the order of about $100 million. So we have done a good job I think and folks have done a good job at freeing up enough capital to provide the equity capital to be invested in the senior housing business.

I think the results show that very clearly. People ask this question in some form all the time, which is why don’t you simply just sell everything in the debt portfolio and put it all in senior housing today. My answer is that $100 million is a lot of money. It’s hard to make $100 million so let’s all agree that it is a lot of money. And we will do it in the ordinary course and where it makes sense we will do it.

I think that given the dimensions of the business that we’ve now constructed on the senior side, I do think it is viable as a stand-alone enterprise. And much as it was the case with both the NRZs as well as the New Media, I think that giving it it’s own stand-alone vitality could result in a significant amount of shareholder appreciation. And that’s why we were considering it in the first place but it is a balance between that and continuing to use the existing capital structure that sits inside of it. So that’s something we and our Board and the Advisors all consider. So as I said nothing is definitive at this time but those are the different aspects we’re trying to balance.

Douglas Harter:	Great. Thank you.

Operator:	Your next question comes from the line of Bose George with KBW.

Bose George:	Hey, Good morning. Actually can you just give us the impact of the excess capital again. I thought it was around $0.02 but I thought in your prepared remarks you said $0.04.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Wesley Edens:	It was really a combination of the excess capital plus we held a bunch of GateHouse debt that was paying a debt coupon and not going through the full economics as if it owns the equity of the company. The combination of those two are about $0.04.

Bose George:	Oh, OK. Great. Thanks. And then actually when you look at modeling the earnings pro forma for the New Media spin, how much of the earnings gets pulled out? I mean after tax basis it looks like it was a little a penny of earnings for New Media. Does that seem right?

Jon Brown:	For the short period that we had in the fourth quarter, that is about right.

Wesley Edens:	Yes.

Bose George:	OK, great. In terms of the dividend outlook, how should we think about that post the New Media spin. Is this dividend a reasonable number post spin?

Wesley Edens:	It is. I think again dividend policy is set by the Board so I wouldn’t give my two cents on it. But you can see that’s why I broke out the results for the second half of the year of the core Newcastle business. You can see the results are actually quite stable and with the capital being invested actually we get fall through our kind of core earnings being greater than our dividend. But I think a stable dividend and obviously our goals are to grow over time, it’s what our same intentions are.

Bose George:	OK, great. Thank you.

Operator:	Your next question comes from the line of Matthew Howlett with UBS.

Matthew Howlett:	Hi, guys. Thanks for taking my question. I think the spin out of the healthcare, the potential spin out I think is interesting given clearly there is adisconnect here with the valuation. My first question is what would legacy NCT, I mean with the CDOs running off and would you try to restart an origination platform. What you could tell us about what that legacy company would look like going forward?

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Wesley Edens:	Yes. I think that’s a good question. There are a number of things we’re looking at. We’re industrious folks and we’re constantly trying to look at opportunities in the marketplace of things that we think we can create value in. There is a financial services, mortgage related financial services business that we have spent a lot of time on that I think is interesting. There is actually a multi-family situation we did spend a lot of time on that we think is interesting.

So there are really three or four things that we have looked at in various combinations. And there is nothing definitive yet. We do have actually a fair bit of time in that the cash flows from the debt portfolios are very solid and have been a terrific source of income for us. But it is clearly a topic that we’re very focused on.

Matthew Howlett:	Got you. Is there any indication how big the healthcare, how much more transitioning of capital. I know you have the uninvested cash and you continue to sell stuff inside CDOs and get cash back from the Class A bond, particularly of CDO VIII. I mean, how big would healthcare be in terms of equity invested before it’s spun. Is there a reasonable target you would give us?

Wesley Edens:	Well, just the kind of ballpark targets would be at the end of the year, less than 50 percent was in senior housing but let’s called 40 percent to 45 percent senior housing in balance of debt. Today, on committed capital that number is closer to 50/50. If we were to proceed with this spin even in the short term it’s likely you would end up with more than 50/50.

So I can’t be precise with numbers because we don’t know exactly where it all will end up but I think 40/60 at the end of the year, 60/40 by the time it was spun those might be you know good guesses but they’re really just guesses because we don’t have the precise numbers until we actually you know went ahead and did something.

Matthew Howlett:	Got you. OK. Then Andrew this question is for you. Just on the senior housing you know you’ve done a great job with the 2012 investments and the managed investments. You look at 2013, and I know you have a big Holiday transaction in there which is a net lease, did 12 percent levered yield in 4Q’13, another 12 below your target. How long would it take to get to the target amount on that piece of the business?

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Andrew White:	Yes. We can probably do a better job disaggregating the 2013 investments to between the managed and the net lease.

Matthew Howlett:	Right.

Andrew White:	The net lease is obviously more predictable with fixed escalators and fixed rate debt…

Matthew Howlett:	Right.

Andrew White:	…where we think was actually a 13% in the first full year goes to a 17% over the first handful of years. That’s obviously predictable with fixed rate debt and fixed escalators. On the managed side, I think there are a couple dozen new investments on the managed side there. And I think the guidance we’ve given is kind of two to three years from the 12% going in levered yields, to the 20% stabilized yields.

I think obviously we did a much quicker ramp up on the first vintage, the 2012 stuff. I’m optimistic that we can perform on the front end of that two to three year timeline but I think we’re still in a handful of months into each of those investments. So I think we will see how it goes.

Matthew Howlett:	Yes. You’ve done a fabulous job obviously on the stuff you’ve already put in place. On the pipeline do you still feel like you can get those types of returns with the leverage of the debt market still receptive? I mean, are those targets still in place if you look at new acquisitions?

Andrew White:	Yes. I think the simple answer is yes. It’s obviously an asset-by-asset story but I think the simple answer to your question is yes.

Matthew Howlett:	And last question, entering into another net lease transaction with Holliday or someone else, are you still looking at possibly doing another big transaction or what can you tell us on that side?

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Andrew White:	I think the pipeline has been, to date and will continue to be, kind of a balance between the handful of single assets deals in each quarter and then kind of a larger, chunkier deal. Obviously the fourth quarter one was quite large, but transactions in the $150 million to $200 million range. We are definitely spending more time these days looking at net lease deals where we think we can have good going in year one lease rates with outsized escalators on the front end to capture kind of contractually what we think is upside in assets.

So I think we’re definitely spending more time on that now.

Matthew Howlett:	Great. Great. Thanks guys.

Operator:	Your next question comes from the line of Amy Debone with CompassPoint.

Amy Debone:	Hi, thanks for taking our questions. So I’m trying to get a better sense of the performance of the media investments. And on page five of the release the other revenue items that pertain to GateHouse advertising, circulation and commercial printing. Can you tell me if those numbers represent performance from November 26th to the end of the quarter?

Wesley Edens:	Yes. I think with respect to the media investment, that company, New Media is in registration right now with the SEC. And I want to be very careful that we don’t speak of things kind of out of term with that. We think that in the very near term we’re going to be in a position to be very clear with what is going on other than what is stated in the numbers.

Bottom line is that we are very happy with the performance of the company. We think that the company, both from an operating standpoint and an acquisition standpoint, has a tremendous amount of potential. And I would love to give details about that but I don’t want to do so out of order and out of filter with what we’re doing with SEC because this is a brand new company we just got involved with honestly. So hopefully that will be something we can address in the very near term.

Operator:	Again if you would like to ask a question, press star one on your telephone keypad. You do have a follow up question from the line of Bose George with KBW.

Fortress Investment Group, LLC

Moderator: Sarah Watterson

02-28-2014/10:00 a.m. ET

Confirmation # 81330471

Bose George:	Hi, I just wanted to get the equity that was contributed to New Media. I just want to figure out the pro forma equity after the spin.

Wesley Edens:	I think $384 million. I’m looking to the accountants but I think that’s the number that comes to mind. I think that’s, $384 was the total capital contribution to New Media.

Bose George:	So $384 million, that’s the total amount of basically your equity that’s now New Media equity.

Wesley Edens:	No that’s the total amount of equity at which we were 85% of that. So the equity footings from the New Media $384 million. I think that Newcastle has 85% of that.

Bose George:	OK, so about 85% of that is the part of your equity that’s now New Media equity? 85% of the $384 million.

Wesley Edens:	Yes. That’s correct and that was what was distributed to shareholders.

Bose George:	OK great. Thanks much.

Wesley Edens:	Yes.

Operator:	Thank you. I’d now like to turn the call back to Wes for any closing remarks.

Wesley Edens:	That’s all. Thanks very much. Great year last year guys. We’re hopeful for similar results this year. Thanks a lot.

Operator:	Again thank you for your participation. This concludes today’s conference call. You may now disconnect.

END